Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (i) Registration Statement No. 333-279349 on Form S-3 of CRH plc, CRH America Finance, Inc. and CRH SMW Finance Designated Activity Company, (ii) Registration Statement No. 333-273244 on Form F-3 of CRH plc, CRH America, Inc. and CRH America Finance, Inc., and (iii) Registration Statements Nos. 333-90808, 333-165870, 333-173246, 333-202772, No. 333-274148 and 333-287164 on Form S-8 of CRH plc, of our report dated February 26, 2025, relating to the financial statements of CRH plc appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte Ireland LLP
Dublin, Ireland
February 18, 2026